Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed on April 15, 2011, as amended by Amendment No. 1 thereto filed on June 29, 2011 (No. 333- 173520), and in the Registration Statements of the Company on Form S-3 (No. 333-169517, No. 333-168644 and No. 333-152311) and Form S-8 (No. 333-168039, No. 333-144878 and No. 333-138704), of our report dated October 31, 2011 relating to the statements of operating revenues and direct operating expenses of Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. on October 28, 2011  which appear in Exhibit 99.1 to this Current Report on Form 8-K dated October 28, 2011.

/s/ ERNST & YOUNG LLP

Denver, Colorado
November 3, 2011